Exhibit 3.12

Certificate of Amendment of

Certificate of Designations of

PREFERENCES, RIGHTS AND LIMITATIONS OF

Series X NON-VOTING Convertible Preferred Stock of

NANOVIBRONIX, INC.

Pursuant to Section 242 of the

Delaware General Corporation Law

This Certificate of Amendment to the Certificate of Designations of Preferences, Rights and Limitations of Series X Non-Voting Convertible Preferred Stock (the “Amendment”) is dated as of [ ], 2025.

WHEREAS, the board of directors (the “Board”) of NanoVibronix, Inc., a Delaware corporation (the “Company”), pursuant to the authority granted to it by the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) and Section 151(g) of the Delaware General Corporation Law (the “DGCL”), has previously fixed the rights, preferences, restrictions and other matters relating to a series of the Company’s preferred stock, consisting of 57,720 authorized shares of preferred stock, classified as Series X Non-Voting Convertible Preferred Stock (the “Preferred Stock”) and the Certificate of Designations of Preferences, Rights and Limitations of the Preferred Stock (the “Certificate of Designations”) was initially filed with the Secretary of State of the State of Delaware on February 14, 2025, evidencing such terms;

WHEREAS, (i) pursuant to Section 4.1 of the Certificate of Designations, the Certificate of Designations or any provision thereof may not be amended without the affirmative vote or written approval, agreement or waiver of the holders of seventy percent (70%) of the then outstanding shares of the Preferred Stock (the “Required Holders”), and (ii) pursuant to Section 4.2 of the Certificate of Designations, any vote or written approval, agreement or waiver required or permitted under Section 4.1 may be taken at a meeting of the holders of the Preferred Stock or through a written consent executed by the Required Holders;

WHEREAS, the Required Holders pursuant to the Certificate of Designations have consented, in accordance with the DGCL, on [ ], 2025, to this Amendment on the terms set forth herein; and

WHEREAS, the Board has duly adopted resolutions proposing to adopt this Amendment and declaring this Amendment to be advisable and in the best interest of the Company and its stockholders.

NOW, THEREFORE, this Amendment has been duly adopted in accordance with Section 151 of the DGCL and has been executed by a duly authorized officer of the Company as of the date first set forth above to amend the terms of the Certificate of Designations as follows:

1.	Section 2 of the Certificate of Designations is hereby amended and restated to read as follows (emphasis added):

“2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series X Non-Voting Convertible Preferred Stock and the number of shares so designated shall be 62,220 (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $606.3756 (the “Stated Value”).”

2.	Section 7 of the Certificate of Designations is hereby amended to include a new subsection 7.6 as follows:

“7.6. Adjustment of Conversion Price. Notwithstanding the foregoing, the Conversion Price shall be adjusted to the Conversion Price of the Series G Convertible Preferred Stock of the Corporation, par value $0.001 per share, as defined in the Certificate of Designations of the Preferences, Rights and Limitations of the Series G Convertible Preferred Stock, to be issued in the public offering of the Corporation’s securities pursuant to the registration statement on Form S-1 (File No. 333-284973) (the “Public Offering” and such adjustment, the “Public Offering Conversion Price Adjustment”), which such Public Offering Conversion Price Adjustment shall be adjusted upon the closing of the Public Offering only and a one-time occurrence. Notwithstanding the foregoing, the Conversion Price shall not be adjusted, and this Section 7.6 shall not be applicable, if the Public Offering of the Corporation is not consummated or effectuated and such Public Offering does not close.”

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized officer this [ ] day of May, 2025.

NANOVIBRONIX, INC.

By:
Name:	Stephen Brown
Title:	Chief Financial Officer